  Exhibit 99.2

WidePoint to Effectuate Reverse Stock Split

Subsequent to Shareholders’ Approval of Reverse Stock Split on August 24, 2020, Board of Directors Authorizes 1-for-10 Reverse Split Ratio

FAIRFAX, Va., Oct. 23, 2020 -- WidePoint Corporation (NYSE American: WYY), the leading provider of Trusted Mobility Management (TM2) specializing in Telecommunications Lifecycle Management, Identity Management and Digital Billing & Analytics solutions, today announced that a 1-for-10 reverse stock split of the Company’s common stock will become effective on Friday, November 6, 2020 at 5:00 p.m. Eastern time. Trading of the Company’s common stock on a post-split basis will begin on Monday, November 9, 2020.

On August 24, 2020, the stockholders of the Company approved the reverse stock split at a special meeting of stockholders. Subsequent to the meeting’s end, the board of directors of the Company approved the implementation of the reverse stock split at the ratio of 1-for-10.

 “We are confident that completing a reverse stock split and thereby increasing the per share trading price of our common stock will better position WidePoint for long-term success,” said Jin Kang, President and Chief Executive Officer. “While many companies effectuate a reverse split out of necessity, we are doing so from a position of strength. WidePoint is in the midst of one of its most financially and operationally successful years, and we are taking proactive measures to expand upon that momentum. We believe that increasing the price per share will make the Company’s stock more attractive to investors and analysts, which we believe will benefit current and prospective shareholders over the long-run.”

Trading of the Company’s common stock on the NYSE American Market will continue under the symbol “WYY.” The new CUSIP number for the Company’s common stock following the reverse stock split will be 967590 209. No fractional shares will be issued as a result of the reverse stock split. Any holders of the Company’s common stock who would otherwise be entitled to a fractional share will have such share rounded up to the next whole share.

The Company’s transfer agent, American Stock Transfer & Trust Company, will act as exchange agent for the reverse stock split.

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Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split.

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Registered stockholders holding pre-split shares of the Company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares.

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Stockholders of record holding certificates representing pre-split shares of the Company’s common stock as of the effective time will receive a letter of transmittal from American Stock Transfer & Trust Company providing instructions regarding the exchange of shares.

Additional information regarding the reverse stock split is available in the definitive proxy statement filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on July 8, 2020.

About WidePoint
WidePoint Corporation (NYSE American: WYY) is a leading provider of trusted mobility management (TM2) solutions, including telecom management, mobile management, identity management, and digital billing and analytics. For more information, visit widepoint.com.

Investor Relations:
Gateway Investor Relations
Matt Glover or Charlie Schumacher
949-574-3860, WYY@gatewayir.com